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FORM 3

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                      of the Investment Company Act of 1940
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(Print or Type Responses)
------------------------------------------------- ---------------------------
1.  Name and Address of Reporting Person*          2.  Date of Event

Capo,             Thomas            P.                 Requiring Statement
-------------------------------------------------
(Last)            (First)        (Middle)                  12/17/2001
                                                        (Month/Day/Year)



                                                  ---------------------------
443 West Merrill Street                            3.  I.R.S. Identification
-------------------------------------------------
                 (Street)                              Number of Reporting
                                                       Person, if an entity

                                                       (voluntary)
Birmingham,      Michigan         48009
------------------------------------------------- ---------------------------
  (City)         (State)          (Zip)



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 4.  Issuer Name and Ticker or Trading Symbol

 Sonic Automotive, Inc. - SAH



--------------------------------------------------- ----------------------------------------
 5.  Relationship of Reporting Person(s) to Issuer    6.  If Amendment, Date of
               (Check all applicable)                     Original (Month/Day/Year)

                                                    ----------------------------------------

   X    Director              10% Owner               7.  Individual or Joint/Group
-------               -------                             Filing (Check Applicable Line)
        Officer (give         Other (specify
-------         title -------       below)
                below)                                X   Form filed by One Reporting Person
                                                    -----
                                                          Form filed by More than One
                                                          Reporting Person




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                                  Table I - Non-Derivative Securities Beneficially Owned

-------------------------- --------------------------------- --------------------- ----------------------------------------------
1.  Title of Security      2.  Amount of Securities          3.  Ownership         4.  Nature of Indirect Beneficial Ownership
    (Instr. 4)                 Beneficially Owned                Form:  Direct         (Instr. 5)
                               (Instr. 4)                        (D) or Indirect
                                                                 (I)  (Instr. 5)
-------------------------- --------------------------------- --------------------- ----------------------------------------------
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instructions 5(b)(v).
                                                                                                                           (Over)
                                                                                                                  SEC 1473 (7-97)

             Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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FORM 3 (continued)                  Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

--------------------------------  ----------------- --------------------------------- ----------- ---------- -----------------------
1.  Title of Derivative Security  2. Date Exer-     3. Title and Amount of Securities 4. Conver-  5. Owner-  6. Nature of Indirect
    (Instr. 4)                       cisable and       Underlying Derivative Security    sion or     Ship       Beneficial Ownership
                                     Expiration Date   (Instr. 4)                        Exercise    Form of    (Instr. 5)
                                     (Month/Day/Year)                                    Price of    Deriv-
                                                                                         Deriv-      vative
                                                                                         ative       Security:
                                                                                         Security    Direct
                                  -------- -------- --------------------------------- -----------    (D) or
                                   Date     Expira-                           Amount                 Indirect
                                   Exer-    tion              Title           Or                     (I)
                                   cisable  Date                              Number                 (Instr. 5)
                                                                              of
                                                                              Shares
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Explanation of Responses:




**    Intentional misstatements or omissions of facts constitute Federal Criminal      /s/ Thomas P. Capo                   12-21-01
      Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                       -------------------------------      -------------
         See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                **Signature of Reporting Person      Date

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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                                                                 SEC 1473 (7-97)